Exhibit 99.1
Execution Version

CREDIT AGREEMENT

dated as of May 22, 2009

among

EL POLLO LOCO, INC.,
as Borrower,

EPL INTERMEDIATE, INC.,

and

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

JEFFERIES FINANCE LLC,

as Arranger, Book Manager, Documentation Agent,
Administrative Agent and Collateral Agent

and

JEFFERIES FINANCE LLC,

as Syndication Agent

and

JEFFERIES FINANCE LLC,
as Issuing Bank

TABLE OF CONTENTS

i

Section 11.03	Expenses; Indemnity; Damage Waiver	116
Section 11.04	Successors and Assigns	118
Section 11.05	Survival of Agreement	121
Section 11.06	Counterparts; Integration; Effectiveness	122
Section 11.07	Severability	122
Section 11.08	Right of Setoff	122
Section 11.09	Governing Law; Jurisdiction; Consent to Service of Process	122
Section 11.10	Waiver of Jury Trial	123
Section 11.11	Headings; No Adverse Interpretation of Other Agreements	123
Section 11.12	Confidentiality	124
Section 11.13	Interest Rate Limitation	124
Section 11.14	Assignment and Acceptance	124
Section 11.15	Obligations Absolute	124
Section 11.16	Waiver of Defenses; Absence of Fiduciary Duties	125
Section 11.17	USA Patriot Act	125

ANNEX

Annex I	Initial Lenders and Commitments	Annex I-1

SCHEDULES

Schedule 1.01(a)	Historical Consolidated Cash Flow
Schedule 1.01(b)	Material Indebtedness
Schedule 1.01(c)	Mortgaged Property
Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Refinancing Indebtedness
Schedule 3.05(b)	Real Property
Schedule 3.06(b)	Ownership; No Claims; Use of Intellectual Property;
	Protection of Trade Secrets
Schedule 3.06(f)	Agreement and Orders Materially Affecting Intellectual Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.20(c)	Mortgage Filing Offices
Schedule 3.25	Bank Accounts; Deposit Accounts; Investment Accounts
Schedule 4.01(g)(ii)	Local Counsel (other than with respect to Mortgaged Properties)
Schedule 4.01(g)(iii)	Local Counsel with Respect to Mortgaged Properties
Schedule 5.16(a)	Title Insurance Amounts
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Intentionally Omitted

Exhibit G	Form of LC Request
Exhibit H-1	Form of Fee Mortgage
Exhibit I	Form of Note
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Management Fee Subordination Agreement
Exhibit O	Form of Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of May 22, 2009, among EL POLLO LOCO, INC. (“Borrower”), EPL INTERMEDIATE, INC. (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), Jefferies Finance LLC, as syndication agent (in such capacity, the “Syndication Agent”) and Jefferies Finance LLC, as issuing bank (in such capacity, the “Issuing Bank”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $12,500,000.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000 to support payment obligations incurred by Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Debt” shall mean, with respect to any specified Person:

(1)           Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary of, such specified person; provided, however, that Indebtedness of such acquired person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person merges with or into or becomes a Subsidiary of such person shall not be Acquired Debt; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate in effect on such day for three-month interest period LIBOR Rate borrowings (as determined by the Administrative Agent) plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the applicable LIBOR rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable LIBOR rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable LIBOR rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean with respect to ABR Loans, 4.50% per annum and with respect to Eurodollar Loans, 5.50% per annum.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean:

(1)           the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole will be governed by the provisions of Section 2.10(h) hereof and/or the provisions of Section 6.03 hereof and not by the provisions of Section 6.04 hereof; and

(2)           the issuance or sale of Equity Interests in any of Borrower’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)           any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)           a transfer of assets between or among Borrower and its Restricted Subsidiaries;

(3)           an issuance of Equity Interests by a Restricted Subsidiary of Borrower to Borrower or to a Wholly Owned Restricted Subsidiary of Borrower;

(4)           the sale, lease or discount of products, services or accounts receivable in the ordinary course of business, any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business and the assignment, cancellation or abandonment or other disposition of intellectual property that is no longer useful in any material respect in the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(5)           the sale or other disposition of cash or Cash Equivalents;

(6)           a Restricted Payment that does not violate Section 6.05 hereof or a Permitted Investment;

(7)           dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(8)           the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Borrower and its Restricted Subsidiaries;

(9)           the sale or other disposition of Equity Interests of an Unrestricted Subsidiary; and

(10)         the sale of Permitted Investments (other than sales of Equity Interests of any of Borrower’s Restricted Subsidiaries) made by Borrower or any Restricted Subsidiary after the date of this Agreement, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Disqualified Capital Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

 “Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Commitments.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Base Rate” shall mean, for any day, the rate of interest per annum (x) publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City or (y) if the foregoing prime rate in clause (x) is then unavailable, such other publicly announced prime rate of another significant U.S. financial institution as reasonably determined by the Administrative Agent; each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time except following an initial public offering of equity of Borrower or any direct or indirect parent of Borrower.  The term “beneficial ownership” has a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean at any time an amount equal to the Consolidated Cash Flow of Holdings and its Subsidiaries for the most recent Test Period.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any holding company), or the manner in which such person or any person controlling such person (including any holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” shall mean

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon.  “Cash Collateralize” shall have the correlative meaning.

“Cash Equivalents” shall mean:

(1)           United States dollars;

(2)           securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(3)           certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within twelve months after the date of acquisition; and

(6)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty Event” shall mean any loss of title (other than through a consensual sale or other consensual Disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company; provided that any such event (or series of related events) resulting in Net Cash Proceeds (i) not exceeding $250,000 for any such event (or series of related events) and (ii) not exceeding in the aggregate for all such events (or series of related events) $500,000 in any fiscal year, shall not be deemed a “Casualty Event”.  “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)           the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower;

(3)           the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principal and its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)           after an initial public offering of Holdings or any direct or indirect parent of Holdings, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or

(5)           Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Closing Date” shall mean May 22, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Account” shall mean one or more collateral accounts or sub-accounts established and maintained from time to time by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing credit support to the sellers of materials, goods or services to Borrower or any of its Wholly Owned Subsidiaries in the ordinary course of their respective businesses.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.07 and reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Commitments on the Closing Date is $12,500,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 11.01(d).

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Holdings substantially in the form of Exhibit C.

“Consolidated Cash Flow” shall mean, with respect to any specified person for any period, the Consolidated Net Income of such person for such period plus, without duplication:

(1)           an amount equal to (a) any extraordinary loss plus (b) any net loss realized by such person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           any payments pursuant to clause (2) of Permitted Parent Payments and provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such payment or provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           the Fixed Charges of such person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)           payments pursuant to or to fund payments under the Management Agreement as in effect on the Closing Date; plus

(5)           (a) customary fees and expenses of Borrower and its Restricted Subsidiaries payable in connection with (i) the issuance and maintenance of the Senior Secured Notes and the Borrowings, (ii) any Equity Offering, (iii) the incurrence, maintenance, termination or repayment of Indebtedness permitted by Section 6.01 hereof or (iv) any Permitted Investment and any acquisition permitted under this Agreement, (b) cash or non-cash charges relating to the repricing or issuance of employee stock options (whether accruing at or subsequent to the time of such repricing or issuance) or the adoption of cash bonus arrangements, in any case in connection with the issuance of the Senior Secured Notes, and payments pursuant to any such arrangement and (c) restructuring charges, in each case to the extent that such items were deducted in computing such Consolidated Net Income; plus

(6)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including charges related to the writeoff of goodwill or intangibles as a result of impairment, in each case, as required by SFAS No. 142 or SFAS No. 144 but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(7)           fees, expenses and amounts paid in defense of, or to discharge judgments, pursuant to settlements or as fines or penalties arising from or related to, lawsuits, governmental proceedings or regulatory actions or investigations relating to (i) allegations that Borrower, Holdings or any of their Subsidiaries improperly classified certain employees as “exempt” employees under federal or state labor laws or related or similar allegations and (ii), to the extent incurred prior to the date hereof, ongoing Mexican trademark litigation and litigation incidental or related thereto; minus

(8)           non-cash items increasing such Consolidated Net Income, other than reductions of negative leasehold liability, for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.  The amount of Consolidated Cash Flow for each of the 12 fiscal months ended prior to the Closing Date shall be as set forth in Schedule 1.01(a).

“Consolidated Leverage Ratio” shall mean, as of any date of determination (the “Reference Date”), the ratio of (x) the sum of the total principal amount of Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) and the total amount of Disqualified Capital Stock outstanding of Borrower and its Restricted Subsidiaries on a consolidated basis and determined in accordance with GAAP on the Reference Date, less the amount of cash and Cash Equivalents held by Borrower and its Restricted Subsidiaries on the Reference Date (“Total Indebtedness”), to (y) the Consolidated Cash Flow of Borrower for the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the Reference Date. For purposes of this definition, Total Indebtedness and Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis to:

(1) all incurrences or repayments of any Indebtedness by Borrower or any of its Restricted Subsidiaries occurring at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Reference Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four-Quarter Period; and

(2) acquisitions, including through mergers or consolidations, and Asset Sales that have been made by Borrower or any of its Restricted Subsidiaries or any person or any of its Restricted Subsidiaries acquired by Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Four-Quarter Period or subsequent thereto and on or prior to the Reference Date, as if such acquisition or Asset Sale, as the case may be, occurred on the first day of the Four-Quarter Period.

“Consolidated Net Income” shall mean , with respect to any specified Person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)           the Net Income (if positive) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified person or a Restricted Subsidiary of the person;

(2)           the Net Income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)           the cumulative effect of a change in accounting principles will be excluded;

(4)           non-cash expenses related to the writeoff of goodwill or intangibles as a result of impairment, including, without limitation, as required by SFAS No. 142 or SFAS No. 144 will be excluded; and

(5)           notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified person or one of its Subsidiaries.

 “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Holdings who:

(1)           was a member of such Board of Directors on the date of an initial public offering of Holdings or any direct or indirect parent of Holdings; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies of such person.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean the revolving credit and letter of credit facilities.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed to fund any portion of the Loans or participations in LC Exposure required to be funded by it hereunder, except to the extent that any such failure to fund is based on a good faith dispute about such Lender’s obligation to so fund, of which dispute the Administrative Agent has been informed in writing in reasonable detail, or (ii) has notified Borrower, any Issuing Bank and/or the Administrative Agent in writing of any of the foregoing (including any written notification of its intent not to comply with its funding obligations described in preceding clause (i)).

“Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, exclusive license, exclusive sublicense, assignment, transfer or other disposition of such property (including by way of merger or consolidation).

“Disqualified Capital Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Secured Notes mature.  Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of the Equity Interest have the right to require the Company to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the asset sale provisions or change of control definition applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the provisions of Sections 6.04 and the definition "Change in Control", as reasonably determined by the Company.  The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

 “Dollars” or “$” shall mean lawful money of the United States.

 “Embargoed Person” shall have the meaning assigned to such term in Section 6.16.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of its ERISA Affiliates.

 “Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health, pollution or the protection of the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or, to the extent relating to exposure to Hazardous Materials, occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean the Sponsor, the other direct or indirect holders of Equity Interests in Holdings and each of their respective Controlled Investment Affiliates.

“Equity Offering” shall mean an offer and sale of common stock of Borrower or any direct or indirect parent of Borrower pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Borrower).

 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (vi) the withdrawal by any Company from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting, in either case, in actual or contingent liability to any Company, pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Company pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan , or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if, in any such case, there is potential liability of any Company therefor; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (xiii) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article VIII, and shall include any Default.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Senior Secured Notes” shall mean senior secured notes issued in exchange for Senior Secured Notes, which Exchange Senior Secured Notes are substantially identical securities to the originally issued Senior Secured Notes, as contemplated by the registration rights agreement described in the Preliminary Offering Memorandum.

“Excluded Contributions” shall mean net cash proceeds or marketable securities received by Borrower from contributions to its common equity capital designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made.

“Excluded Issuance” shall mean an issuance and sale for cash of Qualified Capital Stock of Holdings to any of the Equity Investors.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder,

(a) income, franchise or branch profits taxes imposed on (or measured by) its net income by the United States or any jurisdiction (i) under the laws of which such recipient is organized or in which its principal office is located, (ii) as a result of a present or former connection between such person and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or (iii) in the case of any Lender, in which its applicable lending office is located, or

(b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender not described in (b) above shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Indebtedness” shall mean all Indebtedness for borrowed money of Borrower and its Subsidiaries (other than Indebtedness incurred hereunder) existing on the Closing Date, as set forth on Schedule 6.01, until such amounts are paid.

“Existing Lien” shall mean all Liens existing on the Closing Date, as set forth on Schedule 6.02.

“Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, controller or Board of Directors of Borrower or the Restricted Subsidiary, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated as of the date hereof, among Holdings, Borrower and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such person for such period.  In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.  For purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any person or any of its Restricted Subsidiaries acquired by the specified person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)           any person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” shall mean, with respect to any specified person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

(2)           the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest accruing on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Borrower (other than Disqualified Capital Stock) or to Borrower or a Restricted Subsidiary of Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or (b) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the Disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any toxic mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property in any material respect or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, listed, regulated, or defined as hazardous or toxic, or as pollutants or contaminants under any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdco Notes” shall mean the 14½% Senior Discount Notes due 2014 of Holdings.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“incur” shall have the meaning assigned to such term in Section 6.01.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of banker’s acceptances or letters of credit (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) or (2) above or (4) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person or a demand for reimbursement);

(4)           representing Capital Lease Obligations;

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)           representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  The term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent of the lesser of (a) the Fair Market Value of the assets subject to such Lien, or (b) the amount of the Indebtedness secured by such Lien and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(b).

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, substantially in the form of Exhibit O as in effect on the date hereof and thereafter as amended from time to time in accordance with the terms hereof and thereof.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Loan, the Maturity Date (or such earlier date on which the Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or, if available to all Lenders, six , nine or twelve months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall mean, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Borrower or any Subsidiary of Borrower sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of Borrower, Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.06 hereof.  The acquisition by Borrower or any Subsidiary of Borrower of a person that holds an Investment in a third person will be deemed to be an Investment by Borrower or such Subsidiary in such third person in an amount equal to the Fair Market Value of the Investments held by the acquired person in such third person in an amount determined as provided in Section 6.06 hereof.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

 “ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) Jefferies Finance LLC (directly or indirectly through one of its Affiliates or through Wachovia Bank National Association directly or indirectly through one of its Affiliates), with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18.

 “LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18; provided that at no time shall the LC Commitment exceed the Commitment.  The amount of the LC Commitment shall be $10,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.  For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 9.01(d).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit, permit requirement, qualification for exemption from registration, Order or determination of an arbitrator or a court or other Governmental Authority, including without limitation any and all franchise laws, regulations, rules and requirements, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

 “Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any Standby Letter of Credit issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01.  Each Loan shall either be an ABR Loan or a Eurodollar Loan.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Intercreditor Agreement, the Management Fee Subordination Agreement, each Joinder Agreement and, except for purposes of Section 11.02(b), the Fee Letter.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Management Agreement” shall mean the Monitoring and Management Services Agreement, dated as of November 18, 2005, by Chicken Acquisition Corp., Trimaran Fund Management, L.L.C. and Freeman Spogli & Co. V, L.P. (as amended, restated, replaced or otherwise modified), as in effect on the date hereof.

“Management Fee Subordination Agreement” shall mean a Management Fee Subordination Agreement substantially in the form of Exhibit N among Chicken Acquisition Corp., Trimaran Fund Management, L.L.C. and Freeman Spogli & Co. V, L.P., the Companies and the Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business, management, prospects or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Issuing Bank or any Agent under any Loan Document, or (d) a material adverse effect on the validity, enforceability, perfection or priority of Liens in favor of the Collateral Agent.

“Material Indebtedness” shall mean (a) the Indebtedness listed on Schedule 1.01(b) and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $3,000,000.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Maturity Date” shall mean July 22, 2012, the date which is three years and two months after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust, security interest or any other document, creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which shall be substantially in the form of Exhibit H-1 or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(c) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company  is then making or accruing an obligation to make contributions, (b) to which any Company has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could reasonably be expected to incur liability, contingent or otherwise, under ERISA.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any (i) Debt Issuance, or (ii) Preferred Stock Issuance, the cash proceeds thereof received by any Company, net of reasonable and customary fees (including legal, accounting and other professional and transaction fees and brokers’ fees), commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses (including legal, accounting and other professional and transaction fees and brokers’ fees) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including legal, accounting and other professional and transaction fees and brokers’ fees).

“Net Income” shall mean with respect to any specified person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:  (a) any Asset Sale; or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and

(2)           any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Debt” shall mean Indebtedness:

(1)           as to which neither Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any of its Restricted Subsidiaries

“Note Guarantor” shall have the meaning assigned to such term in Section 5.11(b).

“Notes” shall mean any notes evidencing the Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer or the president and (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Operating Account” has the meaning specified in Section 3.25.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

 “Parent” shall mean any of El Pollo Loco Holdings, Inc., a Delaware corporation, Chicken Subsidiary Corp., a Delaware corporation, Chicken Acquisition Corp., a Delaware corporation and Trimaran Pollo Partners L.L.C., a Delaware limited liability corporation, or any successor thereto including by way of merger, consolidation, liquidation, dissolution or winding up.

“Parity Lien Debt” means (i) the Senior Secured Notes and (ii) additional Indebtedness (including additional notes) of the Borrower permitted to be incurred pursuant to Section 6.01 provided that the aggregate amount of Parity Lien Debt outstanding at any time does not exceed $145.0 million less the amount of any Priority Lien Debt (as defined in the Intercreditor Agreement) outstanding.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or with respect to which any Company could reasonably be expected to incur liability, contingent or otherwise, under ERISA (including under Section 4069 of ERISA).

 “Perfection Certificate” shall mean a perfection certificate in the form of Exhibit J-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction permitted under Article VI for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect such transaction.

 “Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (2), (3), (5) (with respect to property acquired after the date hereof), (7), (9), (14) and (16) of Permitted Liens; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens shall mean only those Liens that are Permitted Liens.

“Permitted Debt” shall mean:

(1)           Indebtedness of Borrower and any Guarantor consisting of the Obligations hereunder in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Borrower and its Restricted Subsidiaries thereunder) not to exceed $12.5 million;

(2)           Existing Indebtedness of Borrower and its Restricted Subsidiaries;

(3)           Indebtedness of Borrower and the Guarantors represented by the Senior Secured Notes and the related Senior Secured Note Guarantees to be issued on the date of this Agreement and the Exchange Senior Secured Notes and the related Senior Secured Note Guarantees to be issued pursuant to the registration rights agreement described in the Preliminary Offering Memorandum;

(4)           Indebtedness of Borrower or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, (x) incurred for the purpose of financing, whether or not incurred at the time of such cost or acquisition, all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or intellectual property rights used in the business of Borrower or any of its Restricted Subsidiaries, or (y) with respect to assets that are acquired by Borrower or any of its Restricted Subsidiaries in connection with the acquisition of restaurants, including from any of Borrower’s franchisees, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the amount of amortization payments since the Closing Date with respect to any such Indebtedness outstanding on the Closing Date plus $3.0 million during any twelve-month period; provided, that amounts available pursuant to this clause (4) during any twelve-month period may be carried forward and incurred in the next succeeding twelve-month period, subject to a maximum aggregate principal amount of all such Indebtedness incurred pursuant to this clause (4) at any one time outstanding of $10.5 million;

(5)           Indebtedness of Borrower or any of its Restricted Subsidiaries consisting of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under the Fixed Charge Coverage Ratio test described in Section 6.01 or clauses (2), (4), (5), (13) or (14) of this definition;

(6)           Indebtedness of Borrower or any of its Restricted Subsidiaries owed to Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A)           if Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not Borrower or a Guarantor, such Indebtedness must be subordinated to the prior payment in full in cash of all Obligations hereunder then due, in the case of Borrower, or the Guarantee, in the case of a Guarantor; and

(B)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than Borrower or a Restricted Subsidiary of Borrower and (ii) any sale or other transfer of any such Indebtedness to a person that is not either Borrower or a Restricted Subsidiary of Borrower will be deemed, in each case, to constitute Indebtedness by Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the issuance by any of Borrower’s Restricted Subsidiaries to Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a person other than Borrower or a Subsidiary of Borrower and (B) any sale or other transfer of any such preferred stock to a person that is neither Borrower nor a Restricted Subsidiary of Borrower will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)           Indebtedness of Borrower or any of its Restricted Subsidiaries consisting of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding or (b) currency values or commodity prices with respect to transactions entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(9)           guarantees by Borrower or any of the Guarantors of Indebtedness of Borrower or a Restricted Subsidiary of Borrower that was permitted to be incurred by another provision of this definition; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations hereunder, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)           Indebtedness of Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)           Indebtedness of Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)           Indebtedness arising from agreements of Borrower or a Restricted Subsidiary providing for indemnification, adjustment or purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(13)           additional Indebtedness of Borrower or any Guarantor in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $5.0 million;

(14)           the assumption by Borrower of Indebtedness under the Holdco Notes, if the Consolidated Leverage Ratio for Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is assumed, would have been equal to or less than 4.0 to 1, as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been assumed at the beginning of such four-quarter period; and

(15)           Indebtedness representing installment insurance premiums of Borrower or any Restricted Subsidiary owing to insurance companies in the ordinary course of business.

“Permitted Investment” shall mean:

(1)           any Investment in Borrower or in a Restricted Subsidiary of Borrower that is a Guarantor;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by Borrower or any Restricted Subsidiary of Borrower in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of Borrower and a Guarantor; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary of Borrower that is a Guarantor;

(4)           any Investment made prior to the date of this Agreement;

(5)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.04 hereof;

(6)           any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (6) will be excluded from clause (3)(b) of Section 6.05(a) hereof;

(7)           any Investments received in compromise or resolution of (A) obligations of trade creditors, franchisees or customers that are accounts receivable of Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, franchisee or customer; or (B) litigation, arbitration or other disputes with persons who are not Affiliates;

(8)           Investments represented by Hedging Obligations;

(9)           endorsements of negotiable instruments and documents in the ordinary course of business;

(10)           pledges or deposits permitted under clause (9) of the definition of Permitted Liens;

(11)           repurchases of the Senior Secured Notes;

(12)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13)           loans or advances to employees made in the ordinary course of business of Borrower or such Restricted Subsidiary;

(14)           receivables owing to Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Borrower or such Restricted Subsidiary deems reasonable under the circumstances; and

(15)           other Investments in any Person other than an Affiliate of Borrower having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $7.0 million.

 “Permitted Liens” shall mean:

(1)           Liens arising under the Loan Documents;

(2)           Liens securing the Senior Secured Notes, the Senior Secured Note Guarantees and other Parity Lien Debt, provided that such Liens shall be subject to the Intercreditor Agreement and shall be junior to the Liens securing the Obligations;

(3)           Liens in favor of Borrower or the Guarantors;

(4)           Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with Borrower or any Subsidiary of Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Borrower or the Subsidiary;

(5)           Liens on property (including Capital Stock) existing at the time of acquisition of the property by Borrower or any Subsidiary of Borrower; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(6)           Liens to secure the performance of statutory obligations, surety, customs or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)           Liens to secure Indebtedness permitted by clause (4) of the definition of Permitted Debt, in each case covering only the assets acquired with or financed by such Indebtedness and the proceeds thereof;

(8)           the Existing Liens;

(9)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)         pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(11)         Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12)         judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13)         Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(14)         survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)         Liens securing Hedging Obligations so long as (i) such Hedging Obligations relate to Indebtedness that is permitted to be incurred under this Agreement and (ii) the notional amount for all such Hedging Obligations does not exceed, at any time outstanding, $10,000,000;

(16)         Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a)           the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)         Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding;

(18)         Licenses, leases, subleases or sublicenses as licensor, lessor, sublessor or sublicensor of any of its property, including Intellectual Property, in the ordinary course of business;

(19)         Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the dispositions of such assets;

(20)         options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(21)         any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(22)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(23)         Liens on any cash earnest money deposits made by Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)         any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture; and

(26)         Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Borrower or any Restricted Subsidiary in the ordinary course of business.

“Permitted Parent Payments” shall mean, without duplication as to amounts:

(1)           payments to Parent or Holdings or, in each case, any Subsidiary or successor thereof, to permit Parent or Holdings or such Subsidiary or successor to pay (i) franchise taxes or other costs of maintaining its corporate existence and (ii) accounting, legal and administrative and other operating expenses of Parent or Holdings when due; provided that, in the case of clause (ii), such payments shall not exceed $500,000 per annum;

(2)           for so long as Borrower or any Subsidiary thereof is a member of a group or subgroup filing a consolidated or combined tax return with Parent or Holdings or, in each case, any Subsidiary or successor thereof, payments, directly or indirectly, to Parent or Holdings or any such Subsidiary or successor in respect of an allocable portion of the tax liabilities of such group or subgroup that is attributable to Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the net amount of the relevant tax that Parent or Holdings or, in each case, any Subsidiary or successor thereof, actually owes to the appropriate taxing authority attributable to (without duplication) (i) the operations of Borrower and its Subsidiaries, (ii) the direct or indirect ownership of Borrower and its Subsidiaries or (iii) any payments received pursuant to this clause (2) of Permitted Parent Payments.  Any Tax Payments received from Borrower shall be paid over to the appropriate taxing authority within 30 days of Parent’s, Holdings’ or such Subsidiary’s or successor’s receipt of such Tax Payments or refunded to Borrower;

(3)           dividends or distributions to Parent or Holdings to permit Parent or Holdings to (a) satisfy its payment obligations, if any, under the Management Agreement as in effect on the Closing Date, or as later amended, provided that any such amendment is not more disadvantageous to Borrower in any material respect than the Management Agreement as in effect on the Closing Date or (b) make payments pursuant to bonus arrangements adopted in connection with the issuance of the Senior Secured Notes; and

(4)           fees and expenses related to any equity offering of any direct or indirect parent of Borrower.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness of Borrower or any Restricted Subsidiary used to refinance Permitted Refinancing Indebtedness; provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)           if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations hereunder, such Permitted Refinancing Indebtedness has a final maturity date later than the Maturity Date, and is subordinated in right of payment to, the Obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)           such Indebtedness is incurred either by Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

 “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Platform” shall have the meaning assigned to such term in Section 11.01(d).

“Pledgor” shall mean each Company listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.11.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment (i) of dividends, or (ii) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock constituting Disqualified Capital Stock after the Closing Date (other than any Excluded Issuance).

“Preliminary Offering Memorandum” shall mean that certain confidential information memorandum dated May 14, 2009.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Principal” shall mean Trimaran, investment funds managed by Trimaran, partners of Trimaran, equity co-investors in Trimaran Pollo Partners, L.L.C., affiliates of Trimaran, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Acquisition (to the extent not subsequently disposed of during such period) or (b) any Asset Sale, as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with such Permitted Acquisitions or Asset Sales had been consummated and incurred at the beginning of such period.  For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

 “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full of, and the termination of any commitment to make extensions of credit under, all of the outstanding indebtedness of any Company listed on Schedule 1.01(e).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Party” shall mean:

(1)           any controlling equity holder or more than 50% owned Subsidiary of any Principal; or

(2)           any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or persons beneficially holding a more than 50% controlling interest of which consist of the Principal and/or such other persons referred to in the immediately preceding clause (1).

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment.

“Required Lenders” shall mean, at any date of determination (and subject to Section 2.16(c)), Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

“Restaurant” means a particular restaurant at a particular location that is owned or operated by the Borrower or a Subsidiary of the Borrower.

“Secured Obligations” shall mean the Obligations

“Secured Parties” shall mean, collectively with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders

 “Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall mean all securities and other investment related property constituting Collateral.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Senior Secured Note Agreement” shall mean the indenture, dated as of May 22, 2009, and the purchase agreement dated as of May 14, 2009, together with any other agreement pursuant to which the Senior Secured Notes are issued or sold as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Secured Note Documents” shall mean the Senior Secured Notes, the Senior Secured Note Agreement, the Senior Secured Note Guarantees, and all other documents executed and delivered with respect to the Senior Secured Notes or the Senior Secured Note Agreement.

“Senior Secured Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Secured Note Agreement.

“Senior Secured Notes” shall mean Borrower’s 11.75% Senior Secured Notes due 2012 issued pursuant to the Senior Secured Note Agreement and any Exchange Senior Secured Notes.  As used in this Agreement, the term “Senior Secured Notes” shall include any Exchange Senior Secured Notes.

“Similar Business” shall mean any business conducted by Borrower and its Restricted Subsidiaries on the date hereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h).

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Sponsor” shall mean, collectively, Trimaran Capital Partners and Freeman Spogli & Co.

“Standby Letter of Credit” shall mean any letter of credit (other than a Commercial Letter of Credit) or similar instrument issued pursuant to this Agreement to support obligations of Borrower or any of its Subsidiaries incurred in the ordinary course of business.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including Regulation D (the “Reserve Regulations”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.  For purposes of Sections 3.02, 3.03, 3.05, 3.06, 3.09, 3.11, 3.15, 3.16, 3.19, 3.20, 3.25, 5.03, 5.04, 5.07, 5.11, 5.12, 5.13, 5.16, 5.18, 5.19, 8.01(g), 8.01(h) and Articles VI and VII, references to a “Subsidiary” or to “Subsidiaries” shall be deemed to exclude any Unrestricted Subsidiary.

“Subsidiary Guarantor” shall mean each Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11.

“Survey” shall mean a ALTA/ACSM survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property that has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey unless otherwise acceptable to Collateral Agent, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (iv) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) solely for purposes of Sections 3.13 and 5.05, any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Test Period” shall mean, at any time, the twelve consecutive fiscal months of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a), (b) or (c).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.16.

“Transaction Documents” shall mean the Senior Secured Note Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (b) the Refinancing; (c) the execution and delivery of the Senior Secured Note Documents and the issuance and sale of the Senior Secured Notes pursuant to the Senior Secured Note Documents, and (d) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of Borrower that is designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, and any Subsidiary of such Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 6.06 hereof, is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary of Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Borrower;

(3)           is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries.

 “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any person, a Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such person and/or by one or more Wholly Owned Subsidiaries of such person.

“Wholly Owned Restricted Subsidiary” of any specified person shall mean a Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such person or by one or more Wholly-Owned Restricted Subsidiaries of such person and one or more Wholly-Owned Restricted Subsidiaries of such person.

Section 1.02         Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document or any financial definition of any other provision of this Agreement, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.07) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05         Pro Forma Calculations.  With respect to any applicable period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.07 shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

Section 1.06         Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07         Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Exposure exceeding such Lender’s Commitment.  Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Loans.

Section 2.02         Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)           Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d)           Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable at the time to ABR Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e)           Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03         Borrowing Procedure.  To request a Borrowing, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           the aggregate amount of such Borrowing;

(b)           the date of such Borrowing, which shall be a Business Day;

(c)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto;

(e)           the location and number of Borrower’s account to which funds are to be disbursed; and

(f)           that the conditions set forth in Sections 4.02(b)-(e) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)           Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit I.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 2.05         Fees.

(a)           Commitment Fee.  Subject to Section 2.16(c), Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 1.00% per annum of the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of each month of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b)           Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter, and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)           LC and Fronting Fees.  Subject to Section 2.16(c), Borrower agrees to pay to (i) the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at a rate to be agreed between the Issuing Bank and the Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Commitments terminate.  Any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e)           Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06         Interest on Loans.  (a)  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Notwithstanding the foregoing, during an Event of Default, all Obligations shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b), (ii) in the case of participations in Letters of Credit, 2.0% plus the LC Participation Fee applicable under Section 2.05 or (iii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07         Termination and Reduction of Commitments.  (a)  The Commitments and the LC Commitment shall automatically terminate on the Maturity Date.

(b)           At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate amount of Exposures would exceed the lesser of (A) the aggregate amount of Commitments or (B) the Borrowing Base then in effect.

(c)           Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable, provided that a notice of termination of the Commitments delivered by Borrower in accordance with this Section 2.07 may, if the Administrative Agent (in its reasonable discretion) has previously agreed to a customary pay-off letter with Borrower, expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied (or is then unlikely to be satisfied).  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08         Interest Elections.  (a)  Each Borrowing shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b)           To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09         Intentionally Omitted.

Section 2.10         Optional and Mandatory Prepayments of Loans.  (a)  Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of this Section  2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of not less than $250,000 or, if less, the outstanding principal amount of such Borrowing.

(b)           Loan Prepayments.  (i)  In the event of the termination of all the Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)          In the event of any partial reduction of the Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Lenders of the sum of the Exposures after giving effect thereto and (y) if the sum of the Exposures would exceed the aggregate amount of Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Borrowings and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii)         In the event that the sum of all Lenders’ Exposures exceeds the lesser of (A) the Commitments then in effect and (B) the Borrowing Base then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iv)         In the event that the aggregate LC Exposure exceeds the lesser of (A) the LC Commitment and (B) the Borrowing Base then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit  in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(c)           Asset Sales.  Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i); provided that:

(i)           so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be (a) used to prepay other Indebtedness within 270 days following the date of such Asset Sale in an amount of Net Cash Proceeds not to exceed $1,500,000 in any fiscal year or $5,000,000 since the Closing Date or (b) reinvested in assets useful in the business of any Loan Party (or enter into a binding commitment for such reinvestment) within 270 days following the date of such Asset Sale; provided that, if all or any portion of such Net Cash Proceeds is not so reinvested within a 90-day period following such 270-day period, such unused portion shall be immediately applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties to the extent required under Sections 5.11 and 5.12; and

(ii)           if all or any portion of such Net Cash Proceeds is not so reinvested or used to prepay other Indebtedness within such 270-day or 360-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d)           Debt Issuance or Preferred Stock Issuance.  Not later than three Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)           Intentionally Omitted.

(f)           Intentionally Omitted.

(g)           Casualty Events.  Not later than three Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(i); provided that:

(i)           so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in assets useful in the business of any Loan Party (or enter into a binding commitment for such reinvestment), no later than 270 days following the date of receipt of such proceeds; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within a 90-day period following such 270-day period, such unused portion shall be immediately applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g); provided, further, that, if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties to the extent required under Sections 5.11 and 5.12; and

(ii)          if all or any portion of such Net Cash Proceeds shall not be so applied within such 270-day or 360-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).

(h)           Change in Control.  Borrower shall promptly, and in any event no later than five (5) Business Days following a Change in Control, provide the Administrative Agent written notice of such Change in Control and, no later than the tenth (10th) Business Day following such Change in Control, Borrower shall prepay the outstanding Loans in full in accordance with Section 2.10(i) (and to the extent any Letters of Credit are then outstanding, deposit with the Issuing Bank an amount equal to 105% of the face amount of such Letters of Credit as cash collateral to secure the payment of such Letters of Credit and any related fees and expenses) and the Commitments shall be terminated in full.

(i)            Application of Prepayments.

(i)           Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i)(iii), subject to the provisions of this Section 2.10(i)(i).  Unless otherwise agreed by the Required Lenders in writing, any prepayments of Loans pursuant to Section 2.10 (c)-(g) shall be applied to the prepayment of outstanding Loans with a corresponding reduction in Commitments and Borrower shall comply with Section 2.10(b);.

(ii)          Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, as applicable, first to reduce ABR Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(iii)         Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that a notice of prepayment  delivered by Borrower in accordance with this Section 2.10(i) may, if the Administrative Agent (in its reasonable discretion) has previously agreed to a customary pay-off letter with Borrower, expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied (or is then unlikely to be satisfied).  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.11         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)           the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12         Increased Costs; Change in Legality.  (a)  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower shall, upon the written request of such Lender or the Issuing Bank, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that this Section 2.12 shall not apply to Taxes.   The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b)           If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 12 months prior to the earlier of (x) the date on which such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor and (y) the date on which such Change in Law becomes effective.

(e)           Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)           such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f)            For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13         Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: El Pollo Loco Account Manager, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)           Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.18(d), 2.18(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15         Taxes.  (a)  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from such payments under applicable Legal Requirements, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) Borrower shall make or cause to be made such deductions, reductions or withholdings and (iii) Borrower shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)           In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c)           Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto (other than those resulting from such person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation of and basis for such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by or on behalf of Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) or (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN.

(f)            The Administrative Agent and each Lender that is not a Foreign Lender shall furnish two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form).

(g)           If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.15(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16         Mitigation Obligations; Replacement of Lenders.  (a)  Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(a) or (b), or if any event described in Section 2.12(a) occurs (to the extent (and only to the extent) that such event shall materially disproportionately adversely affect any individual Lender), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, or eliminate the matters described in Section 2.12(c), (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender becomes a Defaulting Lender or the Issuing Bank defaults in its obligations to issue Letters of Credit, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that no Event of Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.16(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c)           Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitment and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Loans that such Defaulting Lender is required to fund hereunder, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) the amount of such Defaulting Lender’s Commitment, Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans that such Defaulting Lender is required to fund hereunder.

For purposes of this Agreement, (i) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable failure to satisfy a funding obligation of such Defaulting Lender under this Agreement and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any such funding obligation or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive in writing all matters giving rise to such Defaulting Lender status, and (ii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective funding obligations) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any matter giving rise to a Lender’s status as a Defaulting Lender or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to all matters giving rise to such Defaulting Lender status and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any matter giving rise to such Defaulting Lender status.

Section 2.17         Intentionally Omitted.

Section 2.18         Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Wholly Owned Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Exposure would exceed the lesser of (A) the total Commitments and (B) the Borrowing Base then in effect.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)           the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)          the face amount thereof;

(iii)         the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)         the name and address of the beneficiary thereof;

(v)          whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi)         the documents, if any, to be presented by such beneficiary in connection with any drawing thereunder;

(vii)        the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)       such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)           the Letter of Credit to be amended, renewed or extended;

(ii)          the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)         the nature of the proposed amendment, renewal or extension; and

(iv)         such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Exposures shall not exceed the lesser of (A) the total Commitments and (B) the Borrowing Base then in effect and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.18(c) shall not prevent any Issuing Bank from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Exposure to exceed such Lender’s Commitment).

(e)           Reimbursement.

(i)           If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loans.

(ii)           If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.18(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof.  Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)           If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)           Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate.  Interest accrued pursuant to this Section 2.18(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(i), Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or Borrower described in paragraph (g) or (h) of Article VIII.  Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be returned to Borrower within five Business Days after all Events of Default have been cured or waived.

(j)           Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Lender(s).  Any Lender designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(k)           Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 10 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)           Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)           any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii)           the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (subject to Section 5.16) that:

Section 3.01         Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 3.02         Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         No Conflicts; No Default.  The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents.  No Default or Event of Default has occurred and is continuing.

Section 3.04         Financial Statements; Projections.  (a) The financial statements filed with SEC for the fiscal years ended 2006, 2007 and 2008 and the three-month period ended April 1, 2009 and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately the financial condition and results of operations and cash flows of Holdings as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)           Intentionally Omitted.

(c)           Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Holdings and its Subsidiaries for the fiscal year 2009 (the “Projections”).  The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.

(d)           Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind of the type required to be set forth on a balance sheet of Holdings prepared in accordance with GAAP whether accrued, contingent, absolute, determined, determinable or otherwise, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Since December 31, 2008, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05         Properties.  (a)  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(c)           No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)           Each Mortgaged Property is zoned in all material respects to permit the uses for which such Mortgaged Property is currently being used.  The present uses of the Mortgaged Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e)           Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.

(f)           Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06         Intellectual Property.  (a)  El Pollo Loco Mark.  The Company owns all right, title and interest in the “El Pollo Loco” mark in the United States for use in connection with the goods and services for which such mark is currently used by the Company and the Company owns all right, title, and interest in its registrations for such mark elsewhere in the world (except for Mexico) and, to the Company’s knowledge, no other person or entity has any ownership interest in such mark in connection with such goods and services anywhere in the world (except for Mexico).

(b)           Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets.  Without limiting the foregoing subsection, each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, trade dress, logotypes and other indicia of origin, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, (“Intellectual Property”) in each case necessary to carry on the business now operated by it (including, to the extent that the Company is licensing its Intellectual Property to third parties, the right to do so and to collect royalties therefrom, and including, with respect to Intellectual Property owned by the Company, the right to enforce its rights therein), except for those failures to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Except pursuant to franchise agreements, samples of which have been provided to the Administrative Agent and other licenses, supply agreements, and other user agreements entered into by each Company which, to the extent Material and in existence on the Closing Date, are listed in Schedule 3.06(b), no Company has authorized any other Person to use any Intellectual Property owned by such Company.  Each Company has taken commercially reasonable actions to protect the secrecy and confidentiality of all material trade secrets owned by such Company’s business.

(c)           Registered Intellectual Property Trade Secrets.  (i) On and as of the Closing Date, each Company owns the issued patents and pending patent applications, trademark, service mark and domain name registrations and pending applications, and copyright registrations and pending applications listed in Section II(B) (or accompanying schedule) of the Perfection Certificate, and (ii) all such patents and registered trademarks, service marks, copyrights and domain names owned by each Company and material to its business are, subsisting and in full force and effect and, to the Company’s knowledge, are valid.

(d)           No Violations or Proceedings.  (i) The Company is not aware of any violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other Person except such as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, (iii) no proceedings are pending against any Company, or to the Company’s knowledge, threatened, and no written claim against any Company has been received by any Company, alleging any infringement or misappropriation, except to the extent that such proceedings, threats, or claims, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (iv) no claim has been asserted in writing by Person and is pending challenging the Company right to own to use any Intellectual Property, or the validity of the Company's Intellectual Property, except to the extent that such claims, individually or in the aggregate, would not result in a Material Adverse effect, and (iv) no Company is in breach of, or in default under, any license of Intellectual Property or trademark co-existence agreement or covenant not to sue, except where such breach or default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)           No Impairment.  The consummation of the Transactions, will not alter or impair the Company’s right to own or use any Intellectual Property, except for such alterations or impairments which result from the Company's compliance with, or the Agent's enforcement of its rights under,  the Loan Documents, and except for such alterations or impairments that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)           No Agreement or Order Materially Affecting Intellectual Property.  Except as set forth in Schedule 3.06(f), no Company is a party to or otherwise bound by any settlement, covenant not to sue, or other agreement, or outstanding Order, which would materially affect the Company’s use or licensing of its Intellectual Property in its business as currently conducted.

Section 3.07         Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth a list of (i) Holdings and each Subsidiary of Holdings and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings and Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein) of Borrower, Holdings or any of its other Subsidiaries.

(b)           No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c)           A complete and accurate organization chart, showing the ownership and organizational structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08         Litigation; Compliance with Legal Requirements.  (a)  There are no actions, suits, claims, disputes, investigations, suspensions, or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company, including (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  Without limiting the foregoing, the Company is now and, after giving effect to the Transactions, will continue to be, authorized to offer and sell franchises in each of the states in which there now exist El Pollo Loco franchises.

(b)           No Company or any of its property is (i) in violation of, nor will the continued operation of its business as currently conducted violate, any Legal Requirements (including any franchise laws, regulations, rules, decrees, orders, permits, exemptions or zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, has resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09         Agreements.  (a)  No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b)           No Company is in default in any manner under any provision of any indenture or other document, agreement or instrument evidencing Indebtedness or Contingent Obligation, or any other document, agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default has resulted, or could reasonably be expected to result, in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a default.

Section 3.10         Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b)           No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11         Investment Company Act, etc.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12         Use of Proceeds.  Borrower will use the proceeds of the Loans to (i) refinance the certain existing Indebtedness of the Borrower, (ii) fund certain fees and expenses associated with the Credit Facilities and (iii) fund working capital, capital expenditures and general corporate purposes (including to effect the Permitted Acquisitions).

Section 3.13         Taxes.  Each Company has (a) timely filed or caused to be timely filed all material federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  No Company is party to any tax sharing or similar agreement other than such arrangements solely among any of the Companies.

Section 3.14         No Material Misstatements.  No information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection any Loan Document or included therein or delivered pursuant thereto (including the Preliminary Information Memorandum taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable it being recognized that such forecasts or projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized), (ii) accounting principles consistent with the historical audited financial statements of Holdings, and (iii) the best information available to the Loan Parties as of the date of delivery thereof to the Administrative Agent or a Lender.  As of the Closing Date, each Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.15         Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16         Solvency.  Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension,  (a)  with respect to each of Borrower and Holdings, (i) the fair value of the properties of each such Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each such Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each such Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date; and

(b)           with respect to all of the Loan Parties, (i) the fair value of the properties of such Loan Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) such Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged, as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17         Employee Benefit Plans.  (a)  Except to the extent the failure to comply could reasonably be expected to result in a Material Adverse Effect, the Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b)           No ERISA Event has occurred or is expected to occur.  No Pension Plan has any Unfunded Pension Liability.  Except as would not reasonably be expected to result in a Material Adverse Effect| (either individually or in the aggregate), within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be expected to result in material liability (either individually or in the aggregate), to the extent required under (i) Section 4980B of the Code or applicable state law or (ii) the terms of any employment agreement, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

Section 3.18         Environmental Matters.

(a)           Except as could not reasonably be expected to result in a Material Adverse Effect:

(i)           the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and, the Companies have no liability under, any applicable Environmental Law;

(ii)           the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws.  The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.  No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five years;

(iii)          there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of, or exposure to, Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv)          there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies and there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)           no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi)          no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii)         no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or is reasonably likely to have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii)        there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(ix)          no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Companies.

(b)           The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the actual or suspected existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19         Insurance.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.  All material insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.20         Security Documents.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the jurisdictions specified in Section I(A) and Section II(E)(1) of the Perfection Certificate (as updated in accordance with the terms hereof) and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property constituting Collateral and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b)           When (i) the Security Agreement or a short form thereof is recorded in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the jurisdictions specified in Schedule I(A) of the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property constituting Collateral, in each case subject to no Liens other than Permitted Collateral Liens, but subject, as to Intellectual Property acquired by a Loan Party subsequent to the date hereof, to the making of additional recordings in the USPTO or USCO, as applicable, and subject, as to Intellectual Property created under the laws of jurisdictions outside the United States, to the taking of actions appropriate under the laws of such jurisdiction to achieve perfection of the Liens in such Intellectual Property provided that, pursuant to Section 5.11, no such actions need to be taken by any Loan Party.

(c)           Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

(d)           Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Collateral Liens.

Section 3.21         Intentionally Omitted.

Section 3.22         Anti-Terrorism Law; Foreign Corrupt Practices Act.  (a)  No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)           No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i)           a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)           No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.23         Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations and the Guaranteed Obligations are, and at all times shall be designated, “Senior Debt”, “Designated Senior Debt” or the equivalent thereof for all purposes of all Subordinated Indebtedness.

Section 3.24         Intentionally Omitted.

Section 3.25         Bank Accounts.  The account numbers, names of the applicable financial institutions, and locations of all bank accounts, deposit accounts, and investment accounts of the Borrower and/or any of its Subsidiaries as of the Closing Date are set forth on Schedule 3.25 (as such Schedule may be amended by delivery of an amended Schedule to the Administrative Agent) hereto (the “Operating Accounts”), which schedule identifies all Operating Accounts (if any) used as tax accounts or payroll accounts.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01         Conditions to Initial Credit Extension.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)           a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State.

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c), and (d).

(d)           Financings and Other Transactions, Etc.  (i) Each of the Transaction Documents shall be in form and substance satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date.  The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger.

(ii)           Borrower shall have received not less than $132,500,000 million in gross proceeds from the issuance and sale of the Senior Secured Notes.

(iii)          The Administrative Agent shall have received evidence that the Borrower’s Senior Secured Notes due 2009 have been discharged and all liens in respect thereof have been released, in each case on terms reasonably satisfactory to the Administrative Agent.

(iv)          Intentionally Omitted.

(v)           The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such Indebtedness, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(e)           Projections.  The Lenders shall have received the Projections described in Section 3.04.

(f)           Indebtedness.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money or Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Secured Notes, (iii) the Indebtedness listed on Schedule 6.01 and (iv) Indebtedness owed to any Loan Party.

(g)           Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion in form and substance satisfactory to the Administrative Agent of (i) Skadden Arps, Slate, Meagher & Flom, LLP, special counsel for the Loan Parties, (ii) each local counsel listed on Schedule 4.01(g)(ii), and (iii) each local counsel listed on Schedule 4.01(g)(iii) with respect to the Mortgaged Properties, in each case, (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(i)           Legal Requirements.  The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j)           Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)           Litigation.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared, or (c) the ability of any Company to perform its obligations under the Loan Documents or the Senior Secured Note Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l)            Intentionally Omitted.

(m)           Fees.  The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Latham & Watkins LLP, special counsel to the Administrative Agent and Arranger, and the fees and expenses of any local counsel, foreign counsel and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(n)           Personal Property Requirements.  The Collateral Agent shall have received:

(i)           all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii)          all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all chattel paper, all Instruments, all deposit accounts identified in Section II(A)(3) of the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv)          UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v)           copies, each as of a recent date, of (w) the UCC searches requested by the Administrative Agent, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (z) such other searches that the Collateral Agent deems necessary or appropriate; and

(vi)          evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(o)           Real Property and Environmental Requirements.  The Collateral Agent shall have received:

(i)            a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance satisfactory to the Collateral Agent;

(ii)           with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as are necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)          with respect to each Real Property or Mortgaged Property, copies of all Leases or subleases, if any, in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;

(iv)          with respect to each Real Property or Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property or Mortgaged Property; and

(v)           a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(p)           Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

Section 4.02         Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b).

(b)           No Default.  At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)           No Legal Bar.  No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

(e)           Availability.  After making the Credit Extensions, the sum of all Lender’s Exposure shall not exceed the lesser of (A) the Commitments then in effect and (B) the Borrowing Base then in effect.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01         Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a)           Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;

Notwithstanding the foregoing such financial statements may be delivered in the form and with the accompanying certifications required by applicable Legal Requirements filing Form 10-K with the SEC.

(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and for the comparable periods in the previous fiscal year, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

Notwithstanding the foregoing such financial statements may be delivered in the form and with the accompanying certifications required by applicable Legal Requirements filing Form 10-Q with the SEC.

(c)           Monthly Reports.  Within 30 days after the end of each fiscal month, an internally generated consolidated balance sheet of Borrower as of the end of such month and the related consolidated statement of income for such month.

(d)           Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.07; and (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof in each case insofar as such Default relates to accounting matters (provided, however, that such report may indicate that the accounting firm’s audit was not directed primarily toward obtaining knowledge of such noncompliance);

(e)           Intentionally Omitted.

(f)           Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)           Budgets.  No later than the 60th day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for each of Borrower’s and its Subsidiaries’ business units and sources and uses of cash and balance sheets) prepared by Borrower for each fiscal month of such fiscal year prepared in detail;

(i)            Organization.  Within 30 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing in reasonable detail the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);

(j)            Organizational Documents.  Promptly, from time to time, (i) copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default (or equivalent) given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k)           Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.

Section 5.02         Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within 10 Business Days (or in the event of clause (a) below, five Business Days) following the date on which a Responsible Officer or any senior vice-president obtains knowledge thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)           any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d)           the occurrence of a Casualty Event that could reasonably be expected to result in a Material Adverse Effect;

(e)           the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $3,500,000; and

(f)           (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any material portion of the Collateral.

Section 5.03         Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or Section 6.04.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names, in each case, material to the conduct of its business; maintain and operate such business in accordance with Section 6.11; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) Dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.03 or Section 6.04; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment (or other failure to maintain, preserve, renew, extend, protect or keep in full force and effect) by any Company of any Intellectual Property that such Company reasonably determines is not useful in any material respect to its businesses or no longer commercially desirable for such Company to maintain, preserve, renew, extend, protect, or keep in full force and effect.

Section 5.04         Insurance.  (a)  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary for companies in the same or similar businesses operating in the same or similar locations.

(b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c)           Intentionally Omitted.

(d)           With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended.

(e)           Deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request (but in no event more than one time per calendar year unless an Event of Default has occurred and is continuing).

(f)           No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05         Obligations and Taxes.  (a)  Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)           Timely and correctly file all income Tax Returns and other material Tax Returns required to be filed by it.

(c)           Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06         Employee Benefits.  (a)  Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other material event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 5.07         Maintaining Records; Access to Properties and Inspections; Annual Meetings.  (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuation of any Event of Default, any Lender (i) to visit and inspect the financial records and the property of such Company upon reasonable prior notice and at reasonable times not more than once per fiscal year during normal business hours (other than at any time during the continuance of any Default or Event of Default), and (ii) to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuation of any Event of Default, any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b)           Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a conference call with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08         Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit to support obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business.

Section 5.09         Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.

(b)           Take commercially reasonable efforts to do or cause to be done all things necessary to prevent any material Release of Hazardous Materials in, on, under, at, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit and to ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.

(c)           Undertake all actions, including Response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials on, at, under, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address, to the extent required by applicable Environmental Laws or to eliminate any imminent or substantial risk to human health or the Environment, any material environmental conditions relating to any Company, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) in any event which could reasonably be expected to result in liability to the Companies exceeding $3,500,000, to promptly notify the Administrative Agent in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law.

(d)           Diligently pursue and use reasonable best efforts to cause any person with a material indemnity, contribution or other obligation to any of the Companies in an aggregate amount in excess of $500,000 relating to compliance with or liability under Environmental Law to satisfy such material obligations in full and in a timely manner; provided, however, that if the Loan Parties determine in their best business judgment that it is not financially prudent to pursue such indemnity, contribution or other obligation, they shall advise the Administrative Agent of such determination and shall obtain the Administrative Agent’s written consent (which shall not be unreasonably withheld) not to pursue such indemnity, contribution or other obligation, as the case may be.  To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such material obligations, the Companies shall promptly undertake all action necessary to achieve full and timely satisfaction of such material obligations.

(e)           Shall not amend in any way or waive in any manner materially adverse to the interests of the Lenders any or all of the rights it may have under any other agreement pursuant to which there are material indemnity, contribution, statutory rights or other obligation to any of the Companies relating to compliance with or liability under Environmental Law, without the prior written consent of the Administrative Agent.

(f)           At any time, within 30 days following a written request of the Administrative Agent, but no more frequently than once each year unless an Event of Default exists, provide the Administrative Agent (or the Required Lenders through the Administrative Agent) with a Phase I environmental assessment regarding any Real Property owned or leased by any of the Companies prepared by an environmental consulting firm, and in form and substance, reasonably acceptable to the Administrative Agent.  If a Default caused by reason of a breach of Section 3.18 or this Section 5.09 shall (i) have occurred and is not reasonably curable within 10 days or (ii) be continuing for more than 10 days without the Companies commencing activities reasonably likely to cure such Default, the Companies shall, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, (i) provide to the Lenders within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Administrative Agent and in the form and substance reasonably acceptable to the Administrative Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law or Release of Hazardous Materials; (iii) promptly undertake all Response actions reasonably required to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Administrative Agent; and (iv) permit the Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Companies which are the subject of such Default for the purpose of conducting such environmental audits and testing related to the condition of Default as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater, all of which shall be at Borrower’s cost.

Section 5.10         Intentionally Omitted.

Section 5.11         Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 15 Business Days after the acquisition thereof, unless extended by the Administrative Agent in writing in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, (ii) if requested by the Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding anything to the contrary herein, the Loan Parties shall not have any obligation to perfect Liens on the Intellectual Property Collateral in any jurisdiction other than in the United States.  Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)           With respect to any person that is or becomes a (A) a guarantor of the payment and/or performance of all or any portion of the obligations under or in respect of any or all the Senior Secured Note Documents (a “Note Guarantor”) or (B) a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within (x) five Business Days after such person becomes a Note Guarantor and (y) 30 days after such person becomes a Subsidiary), in each case, unless extended by the Administrative Agent in writing in its sole discretion), (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor, (B) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) and (2) no Foreign Subsidiary shall be required to take the actions specified in clauses (i) or (ii) of the preceding sentence; provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c)           With respect to any person that is or becomes a Subsidiary (other than a Foreign Subsidiary) of a Loan Party after the Closing Date, promptly (and in any event within 10 Business Days after such person becomes a Subsidiary), unless extended by the Administrative Agent in writing in its sole discretion) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d)           Promptly grant to the Collateral Agent (and in any event within 10 Business Days of the acquisition thereof, unless extended by the Administrative Agent in writing in its sole discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $1,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Collateral Liens.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Section 5.12         Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)           Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c)           Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.

(d)           If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(e)           In furtherance of the foregoing in this Section 5.12 and Section 5.11, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes each of the Collateral Agent and/or the Administrative Agent to execute any such documentation, consents, authorizations, approvals, Orders, applications, certifications, instruments and other documents and papers in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each of the Collateral Agent and/or the Administrative Agent to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Loan Document, and any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement (and/or equivalent foreign registration), and any continuation statement or amendment with respect thereto (and/or equivalent foreign registration), filed without the signature of such Loan Party prior to the date hereof.

Section 5.13         Information Regarding Collateral.  Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

Section 5.14         Maintenance of Corporate Separateness.  Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the accurate maintenance of separate organizational and business records.

Section 5.15         Intentionally Omitted.

Section 5.16         Post-Closing Collateral Matters.  Execute and deliver the documents and complete the tasks set forth below in this Section 5.16, in each case within the time limits specified below:

(a)           Real Property Collateral:  Within 60 days of the Closing Date:

(i)           with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the Fair Market Value of such Mortgaged Property and fixtures, which Fair Market Value as of the Closing Date is set forth on Schedule 5.16(a), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(ii)           with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(iii)          evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above; and

(iv)          Surveys with respect to each Mortgaged Property.

(b)           Control Accounts:  Within 90 days of the Closing Date:

(i)            take all steps as shall be necessary to comply with Section 5.18; and

(ii)           take all steps necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in all securities account to the extent required under the Security Agreement.

Section 5.17         Intentionally Omitted.

Section 5.18         Bank Accounts.  The Loan Parties will direct all customers to, cause all cash, including cash proceeds of accounts receivable, to be deposited only into Operating Accounts with financial institutions which have entered into Control Agreements and to take all such other steps as shall be necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in all funds which may be in each such Operating Account from time to time, other than (a) Operating Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (b) except to the extent permitted by the following clause (c), Operating Accounts with balances not in excess of $10,000 at any time in any individual account or $50,000 in the aggregate at any time for all such accounts and (c) Operating Accounts with balances not in excess of $200,000 at any time for a period no longer than 60 days from the creation of such Operating Account or such longer period of time as may be agreed to by the Administrative Agent in writing.  The Collateral Agent’s rights with respect to each Operating Account subject to a Control Agreement shall be governed by such Control Agreement.

Section 5.19         Compliance with Terms of Leaseholds.  The Borrower will, and will cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all restaurant leases, keep such leases in full force and effect and not allow such leases to lapse or be terminated (other than in connection with a dissolution, liquidation, disposal permitted pursuant to Section 6.04 or termination of any such lease pursuant to the terms thereof) or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent to cure any such default except, in each case, where any such failure would not result in a Material Adverse Effect.

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full:

Section 6.01         Incurrence of Indebtedness and Issuance of Preferred Stock.  (a)  Borrower will not, nor will it cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) or suffer to exist any Indebtedness (including Acquired Debt) other than Permitted Debt, and Borrower will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock.  Notwithstanding the foregoing, the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Capital Stock, and Borrower’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Capital Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.  This Section 6.01(a) will not prohibit the incurrence of any Permitted Debt.

(b)           Borrower will not incur, and will not permit any of its Restricted Subsidiaries to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Borrower or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the Guarantee of such Restricted Subsidiary on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Borrower solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(c)           For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt, or is entitled to be incurred pursuant to the first paragraph of this Section 6.01, the Borrower will be permitted, in its sole discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 6.01; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued.  Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d)           The amount of any Indebtedness outstanding as of any date will be:

(i)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)          in respect of Indebtedness of another person secured by a Lien on the assets of the specified person, the lesser of:

(a)           the Fair Market Value of such assets at the date of determination; and

(b)           the amount of the Indebtedness of the other person.

Section 6.02         Liens.  (a)  Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom securing any Indebtedness, except Permitted Liens.  Notwithstanding anything to the contrary contained in the Loan Documents, Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pledge any Capital Stock of Borrower or any of the Restricted Subsidiaries to secure Indebtedness of Borrower or any Guarantor, other than Liens securing the Obligations hereunder, the Senior Secured Notes and any other Parity Lien Debt and as otherwise required as a matter of law.

Section 6.03         Mergers, Consolidations or Sale of Assets.  (a)  Borrower will not, directly or indirectly, consolidate or merge with or into another person (whether or not Borrower is the surviving corporation), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

(i)           either:  (a) Borrower is the surviving corporation; or (b) the person formed by or surviving any such consolidation or merger (if other than Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Borrower under this Agreement and the other Loan Documents and any other applicable agreement reasonably satisfactory to the Administrative Agent;

(iii)           immediately after such transaction, no Default or Event of Default exists;

(iv)           the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) hereof or (b) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of the Company as of such date;

(v)           the Borrower or the surviving entity shall have delivered to the Administrative Agent an Officers’ Certificate and legal opinion in form and substance reasonably satisfactory to the Administrative Agent, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the applicable provisions of this Agreement and an Officer’s Certificate stating that all conditions precedent in this Agreement relating to such transaction have been satisfied; and

(vi)           (A) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (A), (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (A) and (D) the successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and that the provisions set forth in the preceding clauses (A) through (D) preserve the enforceability of the Guarantee and the perfection and priority of the Liens created under the applicable Security Documents;  it being understood that if the foregoing are satisfied, the successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

(b)           Section 6.03(a) will not apply to:

(i)           a merger of Borrower with an Affiliate solely for the purpose of reincorporating Borrower in another jurisdiction, provided the successor is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia; or

(ii)           any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Borrower and its Wholly Owned Restricted Subsidiaries.

Section 6.04         Asset Sales.  (a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this clause (2), each of the following will be deemed to be cash:

(A)           any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations hereunder or under the other Loan Documents) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Borrower or such Restricted Subsidiary from further liability;

(B)           any securities, notes or other obligations received by Borrower or any such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash within 120 days after such Asset Sale, to the extent of the cash received in that conversion; and

(C)           (i) any stock or assets in another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Borrower, (ii) any assets that are not classified as current assets under GAAP that are used or useful in a Permitted Business, (iii) other assets (including current assets) of any of Borrower’s franchisees and (iv) any Permitted Investments.

(b)           Borrower (or the applicable Restricted Subsidiary, as the case may be) shall apply such Net Cash Proceeds of Asset Sales in accordance with Section 2.10(c).

Section 6.05         Restricted Payments.  (a) Borrower will not, nor will it cause or permit any Restricted Subsidiary to, directly or indirectly,

(1)           declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of Borrower and other than dividends or distributions payable to Borrower or a Restricted Subsidiary of Borrower);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower;

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any Guarantor that is unsecured or contractually subordinated to the Obligations hereunder or to any Guarantee (excluding any intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries), except (X) a payment of interest or principal at the Stated Maturity thereof; or (Y) a payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12) and (13) of Section 6.05(b)), is less than the sum, without duplication, of:

(a)           50% of (i) the Consolidated Net Income of Borrower for the period (taken as one accounting period) from the first day of the first full fiscal quarter following the date of this Agreement to the end of Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) and (ii) any dividends received by Borrower or a Wholly Owned Restricted Subsidiary of Borrower that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of Borrower, to the extent that such dividends were not otherwise included in Consolidated Net Income of Borrower for such period, plus

(b)           100% of (x) the aggregate net cash proceeds received by Borrower since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Equity Interests of Borrower (other than Disqualified Capital Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company), and (y) the Fair Market Value of assets received by Borrower in the form of a capital contribution (other than Excluded Contributions), plus

(c)           to the extent that any Unrestricted Subsidiary designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of Borrower’s Investment in such Subsidiary as of the date of such redesignation, plus

(d)           to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated, repaid, repurchased or redeemed for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment.

(b)           The preceding provisions will not prohibit:

(1)           the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2)           so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for Equity Interests of Borrower (other than Disqualified Capital Stock) or out of the net cash proceeds received by Borrower from the sale (other than to a Subsidiary of Borrower) of Equity Interests of Borrower (other than Disqualified Capital Stock) or from the contribution of common equity capital to Borrower; provided that the amount of any such net cash proceeds will be excluded from and not duplicated with clause (3)(b) of Section 6.05(a);

(3)           so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Borrower or any Guarantor that is unsecured or contractually subordinated to the Obligations hereunder or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Borrower to the holders of its Equity Interests on a pro rata basis;

(5)           the repurchase, redemption or other acquisition or retirement for value of, or dividends or distributions to Parent or Holdings to allow Parent or Holdings to repurchase, redeem or acquire, any Equity Interests of Borrower or any Restricted Subsidiary of Borrower held by any current or former officer, director or employee of Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement:

(a)           upon the death or disability of such officer, director or employee; or

(b)           upon the resignation or other termination of employment of such officer, director or employee; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (b) may not exceed $2.0 million in any twelve-month period plus the aggregate net cash proceeds received by Borrower after the date of this Agreement from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of Borrower or any Restricted Subsidiary (provided that the amount of such net cash proceeds received by Borrower and utilized pursuant to this clause (b) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (3)(b) of Section 6.05(a); and provided, further, that amounts available pursuant to this clause (v) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period).

(6)           the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)           so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of Borrower or any Restricted Subsidiary of Borrower issued on or after the date of this Agreement in accordance with the Fixed Charge Coverage Ratio test described in Section 6.01(a) hereof;

(8)           so long as no Default has occurred and is continuing or would be caused thereby, payments pursuant to (or to fund payments under) the Management Agreement as in effect on the date of this Agreement;

(9)           any repricing or issuance of employee stock options or the adoption of bonus arrangements, in each case in connection with the issuance of the Senior Secured Notes, and payments pursuant to such arrangements;

(10)          Permitted Parent Payments;

(11)          Restricted Payments that are made with Excluded Contributions;

(12)           cash dividends or other distributions on Borrower’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the transactions with any person described in clauses (1) and (4) of Section 6.06(b); or

(13) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Agreement.

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 6.05 must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

(d)           For purposes of determining compliance with this Section 6.05, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (13) of Section 6.05(b) or is entitled to be made according to Section 6.05(a), Borrower may, in its sole discretion, classify the Restricted Payment in any manner that complies with this Section 6.05.

Section 6.06         Transactions with Affiliates.

(a)           Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each, an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated person; and

(2)           Borrower delivers to the Administrative Agent:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.06(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Borrower; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Borrower or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items and any agreements or employee benefit plans in effect on the date of this Agreement or any amendment thereto or replacement agreement or plan thereof so long as any such amendment or replacement agreement is not more disadvantageous to Borrower in any material respect than the original agreement or plan as in effect on the date of this Agreement, as reasonably determined by the Board of Directors or senior management of Borrower, and payments pursuant thereto, will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.06(a):

(1)           any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of Borrower and payments pursuant thereto and the issuance of Equity Interests of Borrower (other than Disqualified Capital Stock) to directors and employees pursuant to stock option or stock ownership plans;

(2)           transactions between or among Borrower and/or its Restricted Subsidiaries;

(3)           transactions with a person (other than an Unrestricted Subsidiary of Borrower) that is an Affiliate of Borrower solely because Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such person;

(4)           payment of reasonable directors’ fees, compensation benefits or indemnity to directors;

(5)           any issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower to Affiliates of Borrower;

(6)           Permitted Investments or Restricted Payments that do not violate Section 6.02 hereof and Section 6.05 hereof;

(7)           loans or advances to employees made in the ordinary course of business;

(8)           any transaction with suppliers or franchisees in the ordinary course of business that are on substantially similar terms to those contained in similar transactions by Borrower or any of its Restricted Subsidiaries with unaffiliated suppliers and franchisees consistent with past practice;

(9)           Permitted Parent Payments; and

(10)           the existence of, or the performance by Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement, partnership agreement or limited liability company members agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of this Agreement and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of this Agreement; provided, however, that the existence, or the performance by Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of this Agreement shall only be permitted by this clause (10) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors or senior management of Borrower or such Restricted Subsidiary.

Section 6.07         Financial Covenants.

(a)           Minimum Consolidated Cash Flow.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, permit Consolidated Cash Flow, as of the end of any Test Period, to be less than $10,000,000.

Section 6.08         Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.  Directly or indirectly:

(a)           at any time a Default has occurred and is then continuing, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Secured Notes, the Holdco Notes or the Borrower’s 11.75% Senior Notes due 2013; provided that, (i) Exchange Senior Secured Notes may be issued as contemplated by the definition of Senior Secured Notes and consistent with the definition of Exchange Senior Secured Notes and (ii) any such Indebtedness may be converted to Qualified Capital Stock of Holdings or any of its direct or indirect parents;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Senior Secured Note Document in any manner that is prohibited under the Intercreditor Agreement;

(c)           amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any Material Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or the Lenders under the Loan Documents; or

(d)           terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.09         Dividend and Other Payment Restrictions Affecting Subsidiaries.  (a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to Borrower or any of its Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries.

(b)           The restrictions in Section 6.09(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date (as determined in good faith by Borrower);

(2)           this Agreement, the Loan Documents, the Senior Secured Notes, the Senior Secured Note Documents and the Senior Secured Note Guarantees;

(3)           applicable law, rule, regulation or order;

(4)           any agreement of a person acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5)           customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 6.09(a);

(7)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Company);

(9)           Liens, including real estate mortgages, permitted to be incurred under the provisions of Section 6.02 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)           provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 6.10         Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries.  Borrower will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Borrower to any Person (other than Borrower or a Wholly Owned Subsidiary of Borrower), unless:

(i)           such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(ii)           the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 2.10(c) hereof.

Borrower will not permit any Wholly Owned Restricted Subsidiary of Borrower to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Borrower or a Wholly Owned Restricted Subsidiary of Borrower.

Section 6.11         Business Activities.  Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Borrower and its Restricted Subsidiaries taken as a whole.

Section 6.12         Limitation on Accounting Changes.  Make or permit, any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.13         Fiscal Periods.  Change its fiscal year-end (a 52- or 53- week fiscal year) and fiscal quarter-ends to dates other than the last Wednesday of the applicable fiscal year or quarter end.

Section 6.14         No Further Negative Pledge.  Borrower shall not, and it will not permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except the following: (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries; (c) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary; (d) customary non-assignment provisions in customer contracts and licenses of (or any other grants of rights to use) Intellectual Property, in each case entered into in the ordinary course of business; (e) licenses or sublicenses of Intellectual Property by Borrower or their Subsidiaries in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the Intellectual Property subject thereto); (f) customary provisions in joint venture agreements with respect to permitted joint ventures; (g) this Agreement and the other Loan Documents, the Holdco Notes or the Borrower’s 11.75% Senior Secured Notes due 2013 and (h) is imposed by any amendments that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.14; provided that such amendments are no more restrictive with respect to the prohibitions and limitations in such contracts, instruments or obligations as in effect prior to any such amendment.

Section 6.15         Anti-Terrorism Law; Anti-Money Laundering.  (a)  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.15).

(b)           Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.16         Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, as amended, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, as amended, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.17         Intentionally Omitted.

Section 6.18         Designation of Restricted and Unrestricted Subsidiaries.

(a)           The Board of Directors of Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.05 hereof or under one or more clauses of the definition of Permitted Investments, as determined by Borrower.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)           Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.05 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 6.01 hereof, Borrower will be in default of such covenant.  The Board of Directors of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted by Section 6.01 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 6.19         Permitted Activities of Holdings.  Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents, the Holdco Notes, the Senior Secured Notes  and other obligations incidental to the foregoing; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Security Documents to which it is a party, the Liens that secure the Senior Secured Notes and non-consensual Liens imposed by operation of law and not for borrowed money; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Holdco Notes and the Senior Secured Notes, (iii) the maintenance of its corporate existence in compliance with applicable law, (iv) legal, tax and accounting matters in connection with any of the foregoing or following activities, (v) the entering into, and performing its obligations under the Management Agreement, (vi) the issuance, sale or repurchase of its Capital Stock not prohibited by the Loan Documents, (vii) dividends or distributions on its Equity Interests; (viii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (ix) the incurrence and payment of any taxes for which it may be liable; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE VII
GUARANTEE

Section 7.01         The Guarantee.  The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02         Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)           the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03         Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04         Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to clause (6) of the definition of “Permitted Debt” shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05         Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06         Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07         Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08         General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09         Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10         Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01         Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)           default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof  or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days after the occurrence thereof;

(c)           any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than clause (a) thereof), 5.03(a), 5.08, 5.11, or 5.16 or in Article VI;

(e)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days (or ten Business Days in the case of the Fee Letter) after the occurrence thereof;

(f)           any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $3,500,000 at any one time (provided that, in the case of any Hedging Obligations, the amount counted for this purpose shall be the applicable Hedging Termination Value);

(g)           an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h)           any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii)  wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;

(i)           one or more Orders for the payment of money in an aggregate amount in excess of $3,500,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain unpaid, undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)           one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $3,500,000; (ii) the ERISA Event described in (ii) of the definition thereof shall have occurred; or (iii) the imposition of a Lien or other security interest on any properties of a Company under Section 430(k) of the Code or under Section 303(k) of ERISA or a violation of Section 436 of the Code;

(k)           except to the extent directly and solely resulting from the gross negligence of willful misconduct of the Collateral Agent, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Collateral purported to be covered by the Security Documents that (i) has a Fair Market Value, individually or in the aggregate, of less than $500,000 and (ii) is not material to the operations or the businesses of the Companies, taken as a whole, in each case as determined by the Collateral Agent in its reasonable discretion;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m)           any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction; or

(n)           El Pollo Loco, Inc. shall have its right to offer or sell El Pollo Loco franchises suspended, revoked, or terminated in California or Arizona and such event shall reasonably be expected to result in a Material Adverse Effect;

(o)           a determination that any El Pollo Loco franchisee has the right to rescind its franchise agreement and such event shall reasonably be expected to result in a Material Adverse Effect;

(p)           any Event of Default (as defined in the Senior Secured Note Documents) shall have occurred under the Senior Secured Note Documents;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; and in any event with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02         Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX
COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01         Collateral Account.  (a)  The Collateral Agent is hereby authorized to establish and maintain at its office (or, at the Collateral Agent’s discretion, at the office of its designee from time to time) at 520 Madison Ave. New York, New York 10022, in the name of the Collateral Agent and pursuant to one or more Control Agreements, one or more restricted deposit accounts designated “El Pollo Loco, Inc. Collateral Account” (or such other substantially similar designation as shall be determined by the Collateral Agent in its discretion from time to time).  Each Loan Party shall deposit into the Collateral Account from time to time any cash that such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

(b)           The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.  So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within ten Business Days of receiving a request from the applicable Loan Party for release of cash proceeds with respect to the LC Sub Account, remit such Net Cash Proceeds on deposit in the LC Sub Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.18(i).  At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding in such restricted deposit account to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.18(i).  The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c)           Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.18(i).

(d)           Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”) and, subject to Section 2.18(i), all amounts held in the LC Sub-Account shall constitute collateral security to be initially applied in accordance with Section 2.18(i).

Section 9.02         Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies after the occurrence and during the continuance of an Event of Default shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows (subject to the terms of the Intercreditor Agreement):

(a)           First, to the payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d)           Fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit);

(e)           Fifth, to the payment in full in cash of Secured Obligations of the type specified in clause (b) of the definition of Secured Obligations then due and owing, pro rata;

(f)           Sixth, to the payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(g)           Seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 9.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01         Appointment.  (a)  Each Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents and the Administrative Agent and the Collateral Agent hereby accept such appointments.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)           Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02        Agent in Its Individual Capacity.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 10.03        Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

Section 10.04        Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05       Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06       Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be (i) a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000 or (ii) another entity satisfactory to the Required Lenders; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07        Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed the Preliminary Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08        Name Agents.  The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

Section 10.09        Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE XI
MISCELLANEOUS

Section 11.01        Notices.  (a) Generally.  Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

 (i)          if to any Loan Party, to Borrower at:

3535 Harbor Boulevard,
Suite 100
Costa Mesa, CA 92626
Attn: Jerry Lovejoy
Attn: Gary Campanaro

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York City, NY 10036
Attn: Steven Messina

 (ii)         if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC
520 Madison Avenue
New York, New York  10022
Attention:  Account Officer – El Pollo Loco, Inc.
Telecopy No.:  (212) 284-3444;

 (iii)        if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

 (iv)        if to the Issuing Bank, to it at:

Jefferies Finance LLC
520 Madison Avenue
New York, New York  10022
Attention:  Account Officer – El Pollo Loco, Inc.
Telecopy No.:  (212) 284-3444

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  Each Loan Party will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require.  Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

Section 11.02        Waivers; Amendment.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)           Subject to Section 11.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)           increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii)           reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) , or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          postpone or extend the maturity of any Loan, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv)          change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)           change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)          release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii)         except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender; or

(viii)        change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c)           Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)           Notwithstanding the foregoing, the Administrative Agent may, with the consent of Borrower only, (i) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency as result of conforming Article VI (and related definitions) to the corresponding provisions in the Senior Secured Notes and (ii) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.

Section 11.03       Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)            all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent shall (except, in all events, in the case of any conflict of interest (as reasonably determined by either the Administrative Agent or Collateral Agent)) be limited to the fees, charges and disbursements of one lead counsel to such persons, taken as a whole, together with one regulatory counsel and one local counsel in any relevant jurisdiction;

(ii)           all documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); provided that the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent shall (except, in all events, in the case of any conflict of interest (as reasonably determined by either the Administrative Agent or Collateral Agent)) be limited to the fees, charges and disbursements of one lead counsel to such persons, taken as a whole, together with one regulatory counsel and one local counsel in any relevant jurisdiction;

(iii)           all documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; and

(iv)          all Other Taxes in respect of the Loan Documents.

(b)           The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and the Issuing Bank and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee or its Related Persons.

(c)           The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d)           The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender.  All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)           To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents or the Issuing Bank under Sections 11.03(a) or (b) in accordance with Section 11.03(g), each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents or the Issuing Bank in its capacity as such.  For purposes of this Section 11.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Exposure and unused Commitments at the time.

(f)           To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g)           All amounts due under this Section 11.03 shall be payable not later than 10 days after demand therefor.

(h)           This Section 11.03 shall not apply to any Taxes other than Other Taxes.

Section 11.04       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 11.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)           Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that notwithstanding anything to the contrary herein, the holders of Parity Lien Debt (as defined in the Intercreditor Agreement) shall have the right to exercise the purchase option as set forth in Section 6.4 of the Intercreditor Agreement, and provided, further, that:

(i)           except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment settled through the Administrative Agent;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)           in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vi)           in the case of an assignment of all or a portion of a Commitment, a Loan or any Lender’s obligations in respect of its LC Exposure (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made by Jefferies Finance LLC within 60 days of the Closing Date), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned).

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank required under this Section 11.04(b) may be withheld by such person in its sole discretion.  Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c)           The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e)           Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant.  Subject to Section 11.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender shall maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements.

(f)           A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, as amended, the New York State Electronic Signatures and Records Act, as amended, or any other similar state laws based on the Uniform Electronic Transactions Act, as amended.

Section 11.05       Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification obligations not then payable) or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated.  The provisions of Article X and Sections 2.12 to 2.15, 10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided, however, that in no event shall the failure to give such notice effect the validity or enforceability of any such setoffs.

Section 11.09       Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10       Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11       Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 11.12       Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders.  For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14       Assignment and Acceptance.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15       Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)           any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16       Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)           Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17       USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address  and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

EPL INTERMEDIATE, INC., as Holdings

By:	/s/ Gary Campanaro
	Name:	Gary Campanaro
	Title:	Chief Financial Officer

EL POLLO LOCO, INC., as Borrower

By:	/s/ Gary Campanaro
	Name:	Gary Campanaro
	Title:	Chief Financial Officer

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Arranger, Book Manager and Documentation Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

JEFFERIES FINANCE LLC, as Syndication Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

JEFFERIES FINANCE LLC, as Issuing Bank

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Commitment
Jefferies Finance LLC	Jefferies Finance LLC 520 Madison Avenue New York, New York 10022 Attention: Account Officer – El Pollo Loco, Inc. Telecopy No.: (212) 284-3444;	$12,500,000

Annex I-1